Exhibit (14)

Deloitte & Touche LLP
200 Berkeley Street
Boston, MA 02116-5022
USA
Tel: +1 617 437 2000
Fax: +1 617 437 2111
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports, each dated October 19, 2009, relating to the financial statements and financial highlights of Eaton Vance Global Growth Fund and Eaton Vance Multi-Cap Growth Fund, each a series of Eaton Vance Growth Trust, appearing in the Annual Reports on Form N-CSR of Eaton Vance Growth Trust for the year ended August 31, 2009 and to the references to us under the headings “Global Fund Financial Highlights,” “Multi-Cap Fund Financial Highlights,” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 13, 2010

Member of Deloitte Touche Tohmatsu